Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated June 30, 2011
Registration No. 333-173291
CYCLACEL PHARMACEUTICALS, INC.
TERM SHEET

Issuer:	Cyclacel Pharmaceuticals, Inc.

Securities offered by us:	7,617,646 shares of our common stock and warrants to purchase up to 3,808,821 shares of our common stock. The common stock and warrants will be sold in units, with each unit consisting of one share of common stock and a warrant to purchase 0.5 of a share of common stock at an exercise price of $1.36 per share. Each unit will be sold at a negotiated price of $1.36 per unit. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately.

The warrants will be exercisable beginning on the date that is six months after the date of issuance and may be exercised until the date that is five years from the date of issuance.

NASDAQ Global Market Symbol:	CYCC

Price to public:	$1.36 per unit

Underwriting discount and commissions per unit:	$0.0884

Estimated net proceeds to us (after underwriting discounts and commissions and estimated offering expenses):	$9.3 million

Trade date:	July 1, 2011

Closing date:	July 7, 2011

Common stock outstanding after the offering*:	54,222,530

Underwriters:	Leerink Swann LLC and Lazard Capital Markets LLC are acting as joint book-running managers.

Use of proceeds:	We intend to use the net proceeds from the sale of our units offered hereby for funding our SEAMLESS pivotal Phase 3 trial of our leading drug, sapacitabine, and general corporate purposes.
 * Based on 46,604,884 shares of our common stock outstanding as of June 30, 2011 and assumes that all of the shares offered hereby are sold.

Recent Developments
On June 6, 2011, we announced interim results from an ongoing, multicenter, Phase 1/2 clinical trial examining the safety and effectiveness of oral sapacitabine, our lead product candidate, administered sequentially with decitabine. Thirty-day mortality from all causes was 4.5%; 60-day mortality from all causes was 9.5%. The overall response rate was 34.8%. An additional 26.1% of patients stayed on study for more than 4 cycles with a decrease in bone marrow blast counts despite not meeting criteria of response. Approximately 60.9% of patients received 4 or more cycles of the regimen.
The data was reported during a poster session at the 2011 American Society of Clinical Oncology, or ASCO, Annual Meeting in Chicago, Illinois. As reported at ASCO, no dose-limiting toxicities were observed in 21 patients treated with the regimen who have had at least 60 days of follow-up. The median age in the group is 76 years (range 72-88). Common adverse events regardless of cause included anemia, anorexia, dehydration, diarrhea, dyspnea, edema, hypocalcemia, nausea, febrile neutropenia, neutropenia, pneumonia, thrombocytopenia, and weakness, which were mostly moderate in intensity.
We believe, based on the interim results reported at ASCO that the sequential administration of sapacitabine and decitabine appears safe and active in elderly patients with newly diagnosed acute myeloid leukemia, or AML.
The treatment regimen under evaluation in this pilot study is being used as one of the arms in SEAMLESS, the registration-directed, Phase 3 study of sapacitabine in elderly patients with newly diagnosed AML who are not candidates for or have refused induction chemotherapy. SEAMLESS is being conducted under a Special Protocol Assessment agreement that Cyclacel reached with the US Food and Drug Administration.
Dilution
If you invest in this offering, your ownership interest will be diluted to the extent of the difference between the offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock upon completion of this offering. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding. The net tangible book value of our common stock as of March 31, 2011 was approximately $20.4 million, or approximately $0.44 per share of common stock, based on the number of shares of common stock outstanding as of March 31, 2011.
Investors participating in this offering will incur immediate and substantial dilution. After giving effect to the sale of common stock offered by us in this offering at the offering price of $1.36 per unit, and after deducting the underwriting discounts and commissions and estimated expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2011 would have been approximately $29.7 million, or approximately $0.55 per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $0.11 per share to existing common stockholders, and an immediate dilution of $0.81 per share to investors participating in this offering. The following table illustrates this per share dilution:

Offering price per share		$1.36
Pro forma net tangible book value per share on March 31, 2011	$0.44
Increase in pro forma net tangible book value per share attributable to offering	$0.11
Pro forma as adjusted net tangible book value per share on March 31, 2011 after giving effect to the offering	$0.55
Dilution per share to new investors in the offering		$0.81
The foregoing calculation does not take into effect the further dilution to new investors that could occur upon the exercise of warrants sold as part of the units in this offering.
Description of Securities We are Offering
In this offering, we are offering a maximum of units, consisting of 7,617,646 shares of common stock and warrants to purchase an additional 3,808,821 shares of common stock. Each unit consists of one share of common stock and a warrant to purchase 0.5 of a share of common stock at an exercise price of $1.36 per share. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately.

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Common Stock
We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share. As of June 30, 2011, 46,604,884 shares of common stock were issued and outstanding. The following descriptions of our common stock and provisions of our amended and restated certificate of incorporation and amended and restated by-laws are only summaries, and we encourage you to review complete copies of these documents, which have been filed as exhibits to our periodic reports with the SEC.
Dividends, Voting Rights and Liquidation
Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.
Delaware Law and Certain Charter and By-law Provisions
The provisions of (1) Delaware law, (2) our amended and restated certificate of incorporation, and (3) our amended and restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.
Delaware Statutory Business Combinations Provision. We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.
Classified Board of Directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is divided into three classes, each serving staggered three-year terms ending at the annual meeting of our stockholders. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors (or its remaining members, even if less than a quorum) is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, in general, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

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Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors. Our amended and restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. Detailed requirements as to the form of the notice and information required in the notice are specified in the amended and restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.
Special Meetings of Stockholders. Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.
No Stockholder Action by Written Consent. Our amended and restated certificate of incorporation and amended and restated bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.
Super-Majority Stockholder Vote Required for Certain Actions. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock to amend or repeal any of the provisions inconsistent with the provisions discussed in the section of this prospectus entitled “Classified Board of Directors”. This 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, a 66 2/3% vote is also required for any amendment to, or repeal of, our amended and restated bylaws by the stockholders. Our amended and restated bylaws may be amended or repealed by a simple majority vote of the board of directors.
Warrants
There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply to list the warrants on The NASDAQ Global Market or any other securities exchange. Without an active market, the liquidity of the warrants will be limited. In addition, in the event our common stock price does not exceed the per share exercise price of the warrants during the period when the warrants are exercisable, the warrants will not have any value. A form of the warrant is attached hereto as Annex A.
Exercisability. The warrants will be exercisable commencing on the date that is six months after the date of issuance and may be exercised until the date that is five years from such date of issuance, unless sooner terminated. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise and the warrant.
Cashless Exercise. If at any time during the warrant exercisability period the fair market value of our common stock exceeds the exercise price of the warrants and a registration statement covering the shares that are the subject to the exercise or an exemption from registration is not available for the resale, the holders may effect a cashless exercise of the warrants (in whole or in part) by surrendering the warrants to us together with delivery to us of a duly executed exercise notice, by canceling a portion of the warrant in payment of the purchase price payable in respect of the number of shares of our common stock purchased upon such exercise.
Exercise Price. The exercise price per share of common stock purchasable upon exercise of the warrants is $1.36 per share of common stock being purchased. The exercise price and number of shares issuable upon exercise are subject to adjustment in the event of stock dividends and stock splits and fundamental transactions.

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Transferability. Subject to compliance with any applicable securities laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.
Exchange Listing. We do not plan on making an application to list the warrants on The NASDAQ Global Market, any other national securities exchange or other nationally recognized trading system.
Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants , which includes any capital reorganization, reclassification of our capital stock, consolidation or merger with another entity in which we are not the survivor, or the sale, transfer or other disposition of all or substantially all of our assets to another entity, then we will use our commercially reasonable efforts to ensure that lawful and adequate provision shall be made whereby the holders of the warrants will thereafter have the right to purchase and receive upon exercise of the warrants such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of our common stock equal to the number of shares of our common stock issuable upon exercise of the warrants immediately prior to the fundamental transaction, had the fundamental transaction not taken place, and appropriate provision will be made so that the provisions of the warrants (including, for example, provisions relating to the adjustment of the exercise price for purposes of such fundamental transaction) will thereafter be applicable, as nearly equivalent as may be practicable in relation to any share of stock, securities or assets deliverable upon the exercise of the warrants after the fundamental transaction. In addition, in the event of a fundamental transaction, at the request of the holder delivered within 30 days after consummation of the fundamental transaction, we (or our successor) would be required to purchase the warrant from the holder by paying to the holder cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of the warrant on the date of the consummation of such fundamental transaction.
Rights as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.
Waivers and Amendments. Any term of the warrants may be amended or waived with the written consent each holder of a warrant and us.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus by contacting Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by calling 617-918-4814.

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Annex A
CYCLACEL PHARMACEUTICALS, INC.
WARRANT TO PURCHASE COMMON STOCK
To Purchase _________ Shares of Common Stock
Date of Issuance: July [—], 2011
VOID AFTER July [—], 2016
THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) CERTIFIES THAT, for value received,                     , or permitted registered assigns (the “Holder”), is entitled to subscribe for and purchase at the Exercise Price (defined below) from Cyclacel Pharmaceuticals, Inc., a Delaware corporation (the “Company”), up to                      shares of the common stock of the Company, par value $0.001 per share (the “Common Stock”).
1. DEFINITIONS. As used herein, the following terms shall have the following respective meanings:
(A) “Black Scholes Value” shall mean the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg using (i) a price per share of Common Stock equal to the Weighted Average Price of the Common Stock for the Trading Day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Dollar — LIBOR swap rate for a period equal to the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction, (iii) an expected volatility equal to the historical volatility of the Common Stock between the date of the consummation of the applicable Fundamental Transaction and the expiration of the Exercise Period, and (iv) a remaining option time equal to the number of calendar days between the date of the consummation of the applicable Fundamental Transaction and the expiration of the Exercise Period.
(B) “Bloomberg” shall mean Bloomberg Financial Markets.
(C) “Eligible Market” shall mean any of the NYSE Amex, New York Stock Exchange, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market.
(D) “Exercise Period” shall mean the period commencing on January [—], 2011 and ending five years from the date hereof, unless sooner terminated as provided below.
(E) “Exercise Price” shall mean $[—] per share, subject to adjustment pursuant to Section 4 below.
(F) “Exercise Shares” shall mean the shares of Common Stock issuable upon exercise of this Warrant.
(G) “Trading Day” shall mean (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, (b) if the Common Stock is not then listed or quoted and traded on any Eligible Market, then a day on which trading occurs on the OTC Bulletin Board (or any successor thereto), or (c) if trading does not occur on the OTC Bulletin Board (or any successor thereto), any Business Day.

(H) “Trading Market” shall mean the OTC Bulletin Board or any other Eligible Market, or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.
(I) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City time, and ending at 4:00:00 p.m., New York City time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. Any such determination shall be appropriately adjusted for any share dividend, share split or other similar transaction during such period.
2. EXERCISE OF WARRANT. The rights represented by this Warrant may be exercised in whole or in part at any time during the Exercise Period, by delivery of the following to the Company at its address set forth on the signature page hereto (or at such other address as it may designate by notice in writing to the Holder):
(A) An executed Notice of Exercise in the form attached hereto;
(B) Payment of the Exercise Price either (i) in cash or by check or (ii) pursuant to Section 2.1 below; and
(C) This Warrant.
Execution and delivery of the Notice of Exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Exercise Shares, if any.
Certificates for shares purchased hereunder shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise within three business days from the delivery to the Company of the Notice of Exercise, surrender of this Warrant and payment of the aggregate Exercise Price as set forth above. This Warrant shall be deemed to have been exercised on the date the Notice of Exercise and the Exercise Price (whether paid in cash, check or pursuant to Section 2.1 below) are received by the Company. For the avoidance of doubt, in the case of a net exercise, the Warrant shall be deemed to have been exercised upon receipt by the Company of the Notice of Exercise with the section indicating exercise by net exercise completed.
The person in whose name any certificate or certificates for Exercise Shares are to be issued upon exercise of this Warrant shall be deemed to have become the holder of record of such shares on the date on which the Notice of Exercise was received by the Company and payment of the Exercise Price was made (whether paid in cash, check or pursuant to Section 2.1 below), irrespective of the date of delivery of such certificate or certificates, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

Subject to the final sentence of this paragraph and to the extent permitted by law, the Company’s obligations to issue and deliver Exercise Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or entity or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person or entity of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person or entity, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Exercise Shares. The Holder shall, subject to the following proviso, have the right to pursue any remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Exercise Shares upon exercise of this Warrant as required pursuant to the terms hereof; provided, however, that notwithstanding anything to the contrary in this Warrant, if the Company is for any reason unable to deliver Exercise Shares upon exercise of this Warrant as required pursuant to the terms hereof, the Company shall have no obligation to pay to the Holder any cash or other consideration or otherwise “net cash settle” this Warrant.
2.1. NET EXERCISE. If during the Exercise Period the fair market value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), and a registration statement covering the shares that are the subject of the Exercise Notice (the “Unavailable Exercise Shares”) or an exemption from registration is not available for the resale of the Unavailable Exercise Shares, in lieu of exercising this Warrant by payment of cash or by check, the Holder may effect a “net exercise” of this Warrant, in which event, if so effected, the Holder shall receive Exercise Shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X =	Y (A-B)

A

Where	X	=	the number of Exercise Shares to be issued to the Holder

	Y	=	the number of Exercise Shares with respect to which this Warrant is being exercised

	A	=	the Fair Market Value (as defined below) of one share of the Company’s Common Stock (at the date of such calculation)

	B	=	Exercise Price (as adjusted to the date of such calculation)
For purposes of this Warrant, the “Fair Market Value” of one share of Common Stock shall mean (i) the closing sales price for the shares of Common Stock on the Eligible Market where the Common Stock is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to the Holder if Bloomberg Financial Markets is not then reporting sales prices of such security) (collectively, “Bloomberg”) on the last trading day prior to the Exercise Date, or (ii) if an Eligible Market is not the principal Trading Market for the shares of Common Stock, the closing sales price reported by Bloomberg on the principal Trading Market for the Common Stock on the last trading day prior to the Exercise Date, or (iii) if neither of the foregoing applies, the last sales price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or if no sales price is so reported for such security, the last bid price of such security as reported by Bloomberg or (iv) if fair market value cannot be calculated as of such date on any of the foregoing bases, the fair market value shall be as determined by the Board of Directors of the Company in the exercise of its good faith judgment. For purposes of Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), as in effect on the date hereof, assuming the Holder is not an affiliate of the Company, it is intended that the Exercise Shares issued in a net exercise pursuant to this Section 2.1 shall be deemed to have been acquired by the Holder, and the holding period for the Exercise Shares shall be deemed to have commenced, on the date this Warrant was originally issued.

2.2. ISSUANCE OF NEW WARRANTS. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. Upon thirty (30) days notice to the Holder, the Company may appoint a warrant agent to maintain the Warrant Register. Upon any partial exercise of this Warrant, the Company, at its expense, will forthwith and, in any event within five business days, issue and deliver to the Holder a new warrant or warrants of like tenor, registered in the name of the Holder, exercisable, in the aggregate, for the balance of the number of shares of Common Stock remaining available for purchase under this Warrant.
2.3. PAYMENT OF TAXES AND EXPENSES. The Company shall pay any recording, filing, stamp or similar tax which may be payable in respect of any transfer involved in the issuance of, and the preparation and delivery of certificates (if applicable) representing, (i) any Exercise Shares purchased upon exercise of this Warrant and/or (ii) new or replacement warrants in the Holder’s name or the name of any transferee of all or any portion of this Warrant; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance, delivery or registration of any certificates for Exercise Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Exercise Shares upon exercise hereof.
3. COVENANTS OF THE COMPANY.
3.1. COVENANTS AS TO EXERCISE SHARES. The Company covenants and agrees that all Exercise Shares that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be validly issued and outstanding, fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof. The Company further covenants and agrees that the Company will at all times during the Exercise Period, have authorized and reserved, free from preemptive rights, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant. If at any time during the Exercise Period the number of authorized but unissued shares of Common Stock shall not be sufficient to permit exercise of this Warrant, the Company will use its commercially reasonable efforts to take such corporate action in compliance with applicable law as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.
3.2. NOTICES OF RECORD DATE AND CERTAIN OTHER EVENTS. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Company shall mail to the Holder, at least fifteen (15) days prior to the date on which any such record is to be taken for the purpose of such dividend or distribution, a notice specifying such date. In the event of any voluntary dissolution, liquidation or winding up of the Company, the Company shall mail to the Holder, at least fifteen (15) days prior to the date of the occurrence of any such event, a notice specifying such date. In the event the Company authorizes or approves, enters into any agreement contemplating, or solicits stockholder approval for any Fundamental Transaction, as defined in Section 6 herein, the Company shall mail to the Holder, at least fifteen (15) days prior to the date of the occurrence of such event, a notice specifying such date. Notwithstanding the foregoing, the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

4. ADJUSTMENT OF EXERCISE PRICE AND SHARES. The Exercise Price and number of Exercise Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 4.
(A) If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case (x) the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and (y) the Exercise Shares shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately after such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately before such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.
(B) Upon the occurrence of any adjustment pursuant to this Section 4, the Company at its expense will, at the written request of the Holder, promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Exercise Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.
5. FRACTIONAL SHARES. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the number of Exercise Shares to be issued will be rounded down to the nearest whole share.

6. FUNDAMENTAL TRANSACTIONS. If the Company shall effectuate any capital reorganization, reclassification of its capital stock, or consummate a consolidation or merger with another entity in which the Company is not the survivor, or shall effect a sale, transfer or other disposition of all or substantially all of its assets to another entity (any such transaction being hereinafter referred to as a “Fundamental Transaction”), then the Company shall use its commercially reasonable efforts to ensure that lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Exercise Shares immediately theretofore issuable upon exercise of this Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Exercise Shares equal to the number of Exercise Shares immediately theretofore issuable upon exercise of this Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Exercise Price to effectuate the purposes of this Section 6) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any share of stock, securities or assets thereafter deliverable upon the exercise thereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor entity (if other than the Company) resulting from such consolidation or merger, or the entity purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, at the last address of the Holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this Section 6 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions, each of which transactions shall also constitute a Fundamental Transaction. Notwithstanding the foregoing, in the event of a Fundamental Transaction, at the request of the Holder delivered within 30 days after consummation of the Fundamental Transaction, the Company (or the successor entity) shall purchase this Warrant from the Holder by paying to the Holder, within seven Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of the consummation of such Fundamental Transaction. For the avoidance of doubt, Fundamental Transactions shall not include any transaction in which the Company is not a voluntary party thereto.
7. NO STOCKHOLDER RIGHTS. Other than as provided in Section 3.2 or otherwise herein, this Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.
8. TRANSFER OF WARRANT. The Holder acknowledges that the Exercise Shares acquired upon the exercise of this Warrant, if not registered with the United States Securities and Exchange Commission, will have restrictions upon resale imposed by state and federal securities laws. Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder are transferable, by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto to any transferee designated by Holder. The transferee shall sign an investment letter in form and substance reasonably satisfactory to the Company and its counsel. Any purported transfer of all or any portion of this Warrant in violation of the provisions of this Warrant shall be null and void.
9. LOST, STOLEN, MUTILATED OR DESTROYED WARRANT. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as this Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

10. NOTICES, ETC. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile to the facsimile number specified in writing by the recipient if sent during normal business hours of the recipient on a Trading Day, if not, then on the next Trading Day or (c) the next Trading Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at the address listed on the signature page hereto and to Holder the address of the Holder appearing on the books of the Company or at such other address as the Company or Holder may designate by ten (10) days advance written notice to the other parties hereto.
11. ACCEPTANCE. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.
12. GOVERNING LAW. This Warrant and all rights, obligations and liabilities hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.
13. AMENDMENT OR WAIVER. Any term of this Warrant may be amended or waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holders of this Warrant. No waivers of any term, condition or provision of this Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.
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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of July [—], 2011.

CYCLACEL PHARMACEUTICALS, INC.

By:

Name:
Title:

NOTICE OF EXERCISE

TO:	CYCLACEL PHARMACEUTICALS, INC.

(1)	[_]	The undersigned hereby elects to purchase [ ] shares of the common stock, par value $0.001 (the “Common Stock”), of CYCLACEL PHARMACEUTICALS, INC. (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

	[_]	The undersigned hereby elects to purchase [ ] shares of Common Stock of the Company pursuant to the terms of the net exercise provisions set forth in Section 2.1 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2)		Please issue the certificate for shares of Common Stock in the name of:

(Print or Type Name)

(Social Security or other Identifying Number)

(Street Address)

(City, State, Zip Code)
or deliver the shares of Common Stock to the following DWAC Account Number:
(3) If such number of shares shall not be all the shares purchasable upon the exercise of the Warrants evidenced by this Warrant, a new warrant certificate for the balance of such Warrants remaining unexercised shall be registered in the name of and delivered to:
Please insert social security or other identifying number:

(Please Print Name and Address)
Dated:

(Signature)

(Print name)

ASSIGNMENT FORM
(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)
FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:

(Please print)

Address:

(Please print)
Dated:                     , 20[_____]
Holder’s Signature:
Holder’s Address:
NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant